Exhibit 99.1

Nivalis Therapeutics Appoints David Rodman, MD as Chief Medical Officer and Executive Vice President of Discovery

BOULDER, Colo., April 18, 2016 — Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on treating people with cystic fibrosis (“CF”), today announced the appointment of David Rodman, MD as chief medical officer and executive vice president of discovery.

Dr. Rodman most recently served as chief medical officer and executive vice president, research and development at miRagen Therapeutics. Prior to his role at miRagen, he served as vice president, head of respiratory clinical development at Vertex Pharmaceuticals Inc., where he led teams in the development of Vertex’s cystic fibrosis programs, including Orkambi. These efforts led to Breakthrough Therapy Designation from the U.S. Food and Drug Administration as well as multiple successful regulatory applications globally.

“I am excited to be joining the Nivalis team at this pivotal time in the Company’s evolution,” said David Rodman. “I see significant opportunity in the Company’s S-nitrosoglutathione reductase (GSNOR) inhibition technology and look forward to helping Nivalis deliver on its mission to bring innovative solutions that improve the lives of people with CF.”

Dr. Rodman will lead the discovery and clinical development strategy and operations for Nivalis, including advancement of N91115, the Company’s lead investigational drug and first-in-class stabilizer of the cystic fibrosis transmembrane conductance regulator (CFTR) protein.

“We are thrilled to welcome David to the Nivalis team. He brings extensive expertise in clinical research and development along with a deep understanding of the unique needs of the CF community,” said Jon Congleton, president and chief executive officer of Nivalis. “His leadership experience in both industry and clinical settings, coupled with his talent in bringing innovative respiratory products to market, will be invaluable as we continue to develop and expand our product pipeline.”

Prior to Vertex, Dr. Rodman held roles of increasing responsibility at the Novartis Institutes for Biomedical Research. He has also served in several academic leadership positions, including director of the Center for Genetic Lung Disease at the University of Colorado School of Medicine, director of the Cystic Fibrosis Center at National Jewish Medical and Research Center and director of the Adult Cystic Fibrosis Program at the University of Colorado Health Sciences Center.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary GSNOR inhibitor portfolio to develop therapeutics for other diseases.

About N91115

N91115 works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect has been shown to increase and prolong the function of the CFTR chloride channel and increase net chloride secretion in preclinical experiments. Nivalis discovered and owns exclusive rights to N91115 in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031. N91115 was granted Orphan Drug and Fast Track designations by the U.S. FDA earlier this year.

About Cystic Fibrosis

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominately in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result in an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including that preclinical responses may not be predictive of clinical results, the risk that site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016 and in other reports filed by Nivalis with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com